Exhibit 10.9

AGREEMENT NOT TO COMPETE

This AGREEMENT NOT TO COMPETE (this “Agreement”) is made as of                   (the “Effective Date”), by and between IKARIA ACQUISITION INC., a Delaware corporation (“Ikaria”), and                                     (“                 ”).

BACKGROUND

A.                                    Ikaria and certain other parties named therein are parties to an Amended and Restated First Lien Credit Agreement dated as of July 3, 2013 (the “First Lien Credit Agreement”) and to a Second Lien Credit Agreement dated as of July 3, 2013 (the “Second Lien Credit Agreement” and, together with the first Lien Credit Agreement, the “Credit Agreements”).

B.                                    The Credit Agreements permit, under certain circumstances, for Ikaria and its Subsidiaries to engage in one or more R&D Business Asset Transfers.

C.                                    Pursuant to Section 5.12(c) of the First Lien Credit Agreement and Section 5.12(c) of the Second Lien Credit Agreement, Ikaria is required to cause                   to enter into an R&D Business Subsidiary Noncompete Agreement (as defined in the Credit Agreements).

D.                                    This Agreement is intended to satisfy Ikaria’s aforementioned obligations under Section 5.12(c) of the First Lien Credit Agreement and Section 5.12(c) of the Second Lien Credit Agreement.

NOW, THEREFORE, for the purposes set forth above and in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Capitalized Terms: Definitions.  All capitalized terms not defined in this Agreement shall have the same meanings ascribed to them in the Credit Agreements. In addition, the following terms shall have their respective meanings set forth below:

(a)                                 “Controlling Representative” shall have the meaning assigned to such term in the Intercreditor Agreement dated as of July 3, 2013 (the “Intercreditor Agreement”), among Ikaria, Ikaria, Inc., the other Ikaria Companies party thereto, Credit Suisse AG, as collateral agent under each Credit Agreement, and the other representatives from time to time party thereto.

(b)                                 “Ikaria Companies” shall mean Ikaria and its corporate parents, subsidiaries, and affiliates, and each of their respective assigns and successors (in each case whether now in existence or later formed, acquired, merged with or into, or otherwise, and regardless of the form of legal entity).

“Ikaria NO Business” shall mean the development, manufacture,

commercialization, promotion, sale, import, export, servicing, repair, training, storage, distribution, transportation, licensing, or other handling or disposition of any product or service (including, without limitation, any product or service that utilizes, contains, or includes nitric oxide for inhalation, a device intended to deliver nitric oxide, or a service that delivers or supports the delivery of nitric oxide), bundled or unbundled, for or used in connection with (A) the diagnosis, prevention, or treatment, in both adult and/or pediatric populations, and whether in or out patient, of: (i) hypoxic respiratory failure associated with pulmonary hypertension, (ii) pulmonary hypertensive episodes and right heart failure associated with cardiovascular surgery, (iii) bronchopulmonary dysplasia, (iv) the management of ventilation – perfusion mismatch in acute lung injury, (v) the management of ventilation – perfusion mismatch in acute respiratory distress syndrome, (vi) the management of pulmonary hypertension episodes and right heart failure in congestive heart failure, (vii) pulmonary edema from high altitude sickness, (viii) the management of pulmonary hypertension episodes and right heart failure in pulmonary or cardiac surgery, (ix) the management of pulmonary hypertension episodes and right heart failure in organ transplant, (x) sickle cell vaso-occlusive crisis, (xi) hypoxia associated with pneumonia, (xii) ischemia-reperfusion injury, or (B) the use of nitric oxide to treat or prevent conditions that are primarily managed in the hospital.  The “Ikaria NO Business” does not include the development, manufacture, commercialization, promotion, sale, import, export, servicing, repair, training, storage, distribution, transportation, licensing, or other handling or disposition of nitric oxide, a device intended to deliver nitric oxide, or a service that delivers or supports the delivery of nitric oxide for or in connection with the outpatient, chronic treatment of patients who have (1) pulmonary hypertension secondary to chronic obstructive pulmonary disease (“COPD”) or idiopathic pulmonary fibrosis (“IPF”) or (2) primary or idiopathic pulmonary arterial hypertension (“PAH”), in each case even if initiation of therapy occurs in a hospital setting or such treatment occurs as part of episodic treatment or hospitalization of patients with PAH, IPF, or COPD.  In addition, the “Ikaria NO Business” does not include the use of a polymer comprised of Sodium Alginate and Calcium D-Gluconate currently referred to as Bellerophon BCM LLC f/k/a Ikaria Development Subsidiary One LLC’s Bioabsorbable Cardiac Matrix (BCM) asset (or any back-ups or second-generation or other future polymers or polymer combinations thereof) in the management of acute myocardial infarction, or the prevention of left ventricular remodeling and the prevention of the progression to heart failure following acute myocardial infarction.

(c)                                          “Terlipressin Business” shall mean any and all development, manufacture, commercialization, promotion, sale, import, export, storage, distribution, transportation, licensing, or other handling or disposition of any terlipressin or any other product within the pressin family, (a) intended to treat (i) hepatorenal syndrome in any form (HRS), (ii) bleeding esophageal varices, or (iii) septic shock, or (b) for or in connection with the management of low blood pressure.

2.                                    Agreements Not to Compete.

(a)                                                 hereby agrees that it shall not, anywhere in the world, directly or indirectly, engage in the Ikaria NO Business in any manner, including, without limitation, as a partner, investor (other than as a passive investor in less than three percent (3%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent, representative, independent contractor, licensor, creditor, or otherwise, until the earlier of (i) five years after the Effective Date of this Agreement or (ii) the date on which all Ikaria Companies are no longer engaged in the Ikaria NO Business (the “NO Noncompetition Period”).

(b)                                                hereby agrees that it shall not, anywhere in the world , directly or indirectly, engage in the Terlipressin Business in any manner, including, without limitation, as a partner, investor (other than as a passive investor in less than three percent (3%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent, representative, independent contractor, licensor, creditor, or otherwise, until the earlier of (i) five years after the Effective Date of this Agreement or (ii) the date on which all Ikaria Companies are no longer engaged in the Terlipressin Business (the “Terlipressin Noncompetition Period”).

3.                                    Acknowledgment.                    acknowledges that the restrictions contained in Section 2 are reasonable and properly required for the adequate protection of Ikaria’s interest in the Ikaria NO Business and the Terlipressin Business. If any such restriction is deemed to be unreasonable by a court of competent jurisdiction, the parties shall submit to the reduction of such restrictions to such activities, geographical scope, or time period as such court shall deem reasonable.

4.                                    Equitable Relief.                    acknowledges and agrees that Ikaria would be irreparably harmed by a breach of any of the provisions of Section 2, that Ikaria’s remedies at law for such a breach would be inadequate and, in recognition of those facts, in the event of the breach or threatened breach by                   of the provisions of Section 2, it is agreed that, in addition to its remedies at law, lkaria shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available, without posting any bond or other undertaking.

5.                                    Waiver.  No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by each party hereto, with the prior written consent of the Controlling Representative (not to be unreasonably withheld, delayed, or conditioned).  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

6.                                    Assignment.  This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns.  Notwithstanding the foregoing, this Agreement shall not be assignable by                  , whether by operation of law or otherwise, without the express written consent of Ikaria.                    hereby acknowledges and consents to the assignment of this agreement by Ikaria, pursuant to each Guarantee and Collateral Agreement (as defined in each Credit Agreement), as security for the Obligations under each Credit Agreement.

7.                                     Entire Agreement. This Agreement is intended to define the full extent of the legally enforceable undertakings and representations of the parties hereto, and no promise or representation, written or oral, which is not set forth explicitly in this Agreement is intended by either party to be legally binding.

8.                                   Amendment.  This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing that specifically refers to this Agreement, signed by both parties, with the prior written consent of the Controlling Representative (not to be unreasonably withheld, delayed, or conditioned).

9.                                    Intended Third Party Beneficiaries.  Each Collateral Agent (as defined in each Credit Agreement) and each corporate parent, subsidiary, and affiliate of Ikaria (whether now in existence or later formed, acquired, merged with or into, or otherwise, and regardless of the form of legal entity) shall be, and hereby is, an intended third party beneficiary of this Agreement (including, without limitation, the agreements by                   not to compete in the Ikaria NO Business and the Terlipressin Business, as set forth in Sections 2(a) and 2(b) above respectively) and (subject to the terms of each Guarantee and Collateral Agreement and the Intercreditor Agreement) shall have full right and authority to enforce the terms and conditions of this Agreement.

10.                             Termination of Certain Rights.  Any and all rights of the Controlling Agent and each Collateral Agent under this Agreement shall immediately and automatically terminate upon the expiration or termination of the relevant Credit Agreement and the repayment in full of all Obligations due and owing under the relevant Credit Agreement.

11.                             Applicable Law; Jurisdiction.  This Agreement shall be deemed to have been made in the State of New Jersey and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the State of New Jersey, without giving effect to the principles of conflicts of law thereof.

12.                              Headings.  The headings of the Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

13.                             Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.  Any executed counterpart delivered by facsimile or other means of electronic transmission shall be deemed an original for all purposes.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed on the day and year first written above.

IKARIA ACQUISITION, INC.

By:
Name:
Title:

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By:
Name:
Title: